Exhibit 10.1

SEPARATION AND GENERAL RELEASE AGREEMENT

This SEPARATION AND GENERAL RELEASE AGREEMENT (this “Agreement”), dated as of June 14, 2018, is made and entered by and between Mack-Cali Realty Corporation, a Maryland corporation (the “Company”), and Mitchell E. Rudin (“Executive”).

WHEREAS, the Company and Executive are parties to that certain Executive Employment Agreement, dated as of June 3, 2015, as amended effective as of April 4, 2017 (the “Employment Agreement”), pursuant to which Executive has served as Vice Chairman of the Company;

WHEREAS, pursuant to the Employment Agreement, the Company and Executive have entered into (i) that certain Restricted Stock Unit Award Agreement, dated as of June 5, 2015 (the “RSU Award Agreement”), pursuant to which the Company granted to Executive 18,775.27 Restricted Stock Units (the “RSUs”) under the Mack-Cali Realty Corporation 2013 Incentive Stock Plan (the “Plan”) and subject to the terms and conditions set forth in the RSU Award Agreement, (ii) that certain TSR-Based Performance Share Unit Award Agreement, dated as of June 5, 2015 (the “PSU Award Agreement”), pursuant to which the Company granted to Executive 56,325.82 Performance Share Units (the “PSUs”) under the Plan and subject to the terms and conditions set forth in the PSU Award Agreement, (iii) that certain Stock Option Agreement, dated as of June 5, 2015 (the “Time-Vesting Option Agreement”), pursuant to which the Company granted to Executive time-vesting options to purchase 200,000 shares of Common Stock of the Company (the “Time-Vesting Options”) under the Plan and subject to the terms and conditions set forth in the Time-Vesting Option Agreement, and (iv) that certain Stock Option Agreement, dated as of June 5, 2015 (the “Price-Vesting Option Agreement” and, together with the Time-Vesting Option Agreement, the “Option Agreements”), pursuant to which the Company granted to Executive price-vesting options to purchase 200,000 shares of Common Stock of the Company (the “Price-Vesting Options”) under the Plan and subject to the terms and conditions set forth in the Price-Vesting Option Agreement;

WHEREAS, in connection with Executive’s employment with the Company, the Company and Executive have entered into (i) that certain 2016 Time-Based Long-Term Incentive Plan Award Agreement, dated as of March 8, 2016 (the “2016 Time-Based LTIP Agreement”), pursuant to which the Company granted to Executive 23,041 time-based Long-Term Incentive Plan awards (the “2016 Time-Based LTIP Awards”) under the Plan and subject to the terms and conditions set forth in the 2016 Time-Based LTIP Agreement, (ii) that certain 2016 Performance-Based Long-Term Incentive Plan Award Agreement, dated as of March 8, 2016 (the “2016 Performance-Based LTIP Agreement”), pursuant to which the Company granted to Executive 118,989 performance-based Long-Term Incentive Plan awards (the “2016 Performance-Based LTIP Awards”) under the Plan and the 2016 Outperformance Plan and subject the terms and conditions set forth in the 2016 Performance-Based LTIP Agreement, (iii) that certain 2017 Time-Based Long-Term Incentive Plan Award Agreement, dated as of April 4, 2017 (the “2017 Time-Based LTIP Agreement”, and together with the 2016 Time-Based LTIP Agreement, the “Time-Based LTIP Agreements”), pursuant to which the Company granted to

Executive 9,270 time-based Long-Term Incentive Plan awards (the “2017 Time-Based LTIP Awards” and, together with the 2016 Time-Based LTIP Awards, the “Time-Based LTIP Awards”) under the Plan and subject to the terms and conditions set forth in the 2017 Time-Based LTIP Agreement, and (iv) that certain 2017 Performance-Based Long-Term Incentive Plan Award Agreement, dated as of April 4, 2017 (the “2017 Performance-Based LTIP Agreement” and, together with the Option Agreements, the 2016 Time-Based LTIP Agreement, the 2016 Performance-Based LTIP Agreement and the 2017 Time-Based LTIP Agreement, collectively, the “Award Agreements”), pursuant to which the Company granted to Executive 56,138 performance-based Long-Term Incentive Plan awards (the “2017 Performance-Based LTIP Awards” and, together with the 2016 Performance-Based LTIP Awards, the “Performance-Based LTIP Awards”) under the Plan and the 2017 Outperformance Plan and subject to the terms and conditions set forth in the 2017 Performance-Based LTIP Agreement;

WHEREAS, in connection with Executive’s employment with the Company, the Company and Executive have entered into that certain Indemnification Agreement, dated June 3, 2015, (the “Indemnification Agreement”), which provides for the indemnification and advancement of expenses to Executive and for the continued coverage of Executive of the Company’s directors’ and officers’ liability insurance policies, upon the terms and subject to the conditions set forth in the Indemnification Agreement; and

WHEREAS, Executive’s employment with the Company has been terminated by mutual agreement of the Company and Executive, effective as of June 5, 2018 (the “Termination Date”).

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive and the Company, intending to be legally bound, hereby agree as follows:

1.                                      Termination of Employment Agreement.  Subject to the terms and conditions of this Agreement, the Employment Agreement is hereby terminated, effective as of the Termination Date.  From and after the Termination Date, the Employment Agreement shall be of no further force or effect, and the rights and obligations of the parties thereto shall terminate, except for the rights and obligations of the parties thereto that are set forth in Section 11 (Confidential Information) and Section 13, as modified by Section 5 of the amendment effective as of April 4, 2017 (Noncompete; Non-Solicitation; Non-Disparagement), and Section 15(g) (Indemnification) of the Employment Agreement (collectively, the “Surviving Provisions”), which shall survive in accordance with their respective terms and conditions (in the case of Section 13 of the Employment Agreement, it being hereby acknowledged and agreed by Executive that all conditions to the applicability of the restrictive covenants set forth therein during any applicable period after the Termination Date specified therein have been satisfied) and are incorporated herein by reference.

2.                                      Separation Payments.  In connection with Executive’s separation from the Company, in recognition of Executive’s service to the Company and in full and final satisfaction of any and all amounts due or that could be due Executive, whether pursuant to the Employment Agreement, any of the Award Agreements or otherwise, the Company shall make the following payments to Executive, upon the terms and subject to the conditions set forth herein:

(a)                                 Termination Amount.  Within thirty (30) days after the Effective Date (as defined below), the Company will pay Executive a lump sum cash termination payment equal to $2,558,082.19 (the “Termination Amount”).

(b)                                 Base Salary.  The Company shall pay Executive any accrued but unpaid Annual Base Salary (as defined in the Employment Agreement) through the Termination Date, payable as and when such Annual Base Salary would otherwise be payable under the Company’s normal payroll schedule.

(c)                                  Expense Reimbursement.  Within thirty (30) days after the Effective Date, the Company shall reimburse Executive for unreimbursed expenses incurred by Executive prior to the Termination Date, in the amount of $50,000 in the aggregate.

(d)                                 Health Insurance.  From and after the Termination Date, Executive shall have the right to elect continuation coverage under the Company’s health, medical, flex, dental and vision plans in which Executive currently participates in accordance with Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), Sections 601-608 of the Employee Retirement Income Security Act of 1974, as amended or otherwise.  If Executive elects health, medical, flex, dental and vision plan or insurance continuation coverage, the Company will also make continuation of health, medical, flex, dental and vision plans insurance or plan premium payments on behalf of Executive and Executive’s eligible dependents for eighteen (18) months.

(e)                               Withholdings.  It is understood and agreed that all payments under this Agreement shall be subject to all required deductions and withholdings.

3.                                      Treatment of Equity Awards.

(a)                                 Options.  The 66,667 Time-Vesting Options granted to Executive under the Time-Vesting Option Agreement that remained unvested immediately prior to the Termination Date vested in full as of the Termination Date in accordance with the terms of the Time-Vesting Option Agreement.  Executive shall be entitled to exercise all of Executive’s Time-Vesting Options and Price-Vesting Options that are fully vested as of the Termination Date for such period of time after the Termination Date as set forth in the Plan and the Time-Vesting Option Agreement or the Price-Vesting Option Agreement, as applicable.  Any Time-Vesting Options or Price-Vesting Options that are not exercised by Executive during such period shall be forfeited and canceled in their entirety without any consideration to Executive.

(b)                                 RSUs.  The 6,750 RSUs granted to Executive under the RSU Award Agreement, together with all unvested dividend equivalents in respect thereof, vested in full on the Termination Date (the “Vested RSUs”) in accordance with the terms of the RSU Award Agreement.  Prior to the date hereof, the Company issued to Executive 3,863 shares of Common Stock of the Company in respect of the Vested RSUs, which amount represents (i) 6,830 shares of Common Stock of the Company issuable in respect of the Vested RSUs, inclusive of all dividend equivalents in respect of the Vested RSUs from the applicable grant date through the Termination Date (but excluding 0.26 fractional shares), (ii) minus 2,968 shares of Common

Stock of the Company forfeited by Executive in payment of withholding taxes due with respect to the vesting of the Vested RSUs (after deducting $5.11 in cash due Executive in lieu of the 0.26 fractional shares).

(c)                                  PSUs.  The 56,325.82 PSUs granted to Executive under the PSU Award Agreement, together with all dividend equivalents in respect thereof, vested in full on the Termination Date (the “Vested PSUs”) in accordance with the terms of the PSU Award Agreement.  Prior to the date hereof, the Company issued to Executive 34,760 shares of Common Stock of the Company in respect of the Vested PSUs, which amount represents (i) 61,471 shares of Common Stock of the Company issuable in respect of the Vested PSUs, inclusive of all dividend equivalents in respect of the Vested PSUs from the applicable grant date through the Termination Date (but excluding 0.95 fractional shares), (ii) minus 26,711 shares of Common Stock of the Company forfeited by Executive in payment of withholding taxes due with respect to the vesting of the Vested PSUs (after deducting $18.67 in cash due Executive in lieu of the 0.95 fractional shares).

(d)                                 Other Awards.  Schedule I attached hereto lists all equity awards granted to Executive that were fully vested as of the Termination Date (collectively, the “Vested Awards”).  Executive hereby acknowledges and agrees that, other than the Vested Awards set forth on Schedule I, any and all equity awards granted to Executive by the Company, including, without limitation, the Time-Based LTIP Awards and the Performance-Based LTIP Awards, shall expire and be immediately forfeited and canceled in their entirety, without any consideration to Executive, effective as of the Termination Date, and Executive shall no longer have any rights thereto.

4.                                   Waiver of Other Compensation and Benefits.  Executive hereby acknowledges and agrees that, except for the payments and benefits expressly provided for in Section 2 and Section 3, Executive shall not be entitled to receive any other compensation, payments or benefits from the Company or any of the Company Releasees (as defined below), of any kind or nature whatsoever, whether under applicable law or pursuant to the Employment Agreement, any of the Award Agreements or any other employee benefit plan in which Executive was a participant on or prior to the Termination Date (collectively, the “Prior Agreements”), with respect to salary, severance pay, fringe benefits, vacation pay, bonuses, incentive compensation, sick pay, insurance, disability insurance, medical benefits, tax reimbursement, paid or unpaid leave, severance, vesting of equity awards, performance award or payments or any other allowance, payment, grant, award or benefit of any nature or description; provided, however, that nothing herein shall affect (a) Executive’s rights pursuant to the Indemnification Agreement, under Section 15(g) of the Employment Agreement or rights to indemnification, advancement of expenses, defense or reimbursement pursuant to any applicable directors’ and officers’ liability insurance policies or any similar insurance policies, the Second Amended and Restated Bylaws of the Company, as amended (the “Bylaws”), or applicable law, (b) Executive’s rights to any 401(k) plan or other vested benefits due to Executive pursuant to the terms and conditions of any employee benefit plan in which Executive was a participant on or prior to the Termination Date (but, for the avoidance of doubt, not including the Employment Agreement or any of the Award Agreements), and (c) any benefits that are due or may be due to Executive under any health, dental, vision, medical, flex and welfare plan of the Company in which Executive was a participant on or prior to the Termination Date.

5.                                      Release.  As a condition precedent to Executive’s receipt of the Termination Amount and other payments and benefits provided for in this Agreement, Executive (a) shall execute and deliver to the Company, within ten (10) days after the Effective Date, a release in the form attached hereto as Exhibit A (the “Release”), releasing any and all claims Executive may have against the Company and/or any of the Company Releasees through and including the Termination Date, and (b) shall not revoke the Release within the time period specified therein.  Executive hereby acknowledges and agrees that if Executive fails to execute and deliver to the Company the Release within the 10-day period specified in this Section 5 or revokes the Release within the time period specified therein, Executive shall have no right to receive the Termination Amount or any other payments and benefits provided for in this Agreement and this Agreement shall terminate and have no force and effect.

6.                                      General Release; Covenant Not to Sue.

(a)                                 General Release.  In further consideration of the covenants undertaken herein by the Company, including the payments and benefits described in this Agreement, Executive hereby waives, releases and forever discharges the Company and any of its predecessors, parents, subsidiaries, affiliates, and related companies, and all of its or their respective past and present parents, subsidiaries and affiliates, and all of their respective past and present employees, directors, officers, members, attorneys, representatives, insurers, agents, shareholders, successors, and assigns (individually and collectively, the “Company Releasees”), from and with respect to any and all legally waivable claims, liabilities, obligations, grievances, injuries, controversies, agreements, covenants, promises, debts, accounts, actions, causes of action, suits, arbitrations, sums of money, attorneys’ fees, costs, damages, or any right to any monetary recovery or any other personal relief (collectively, “Claims”), of whatever kind or nature, whether known or unknown, in law or in equity, by contract, tort or pursuant to federal, state or local statute, regulation, ordinance or common law, which Executive now has, or ever had, based upon or arising from any fact or set of facts, whether known or unknown to Executive, from the beginning of time until the Termination Date.  Without limiting the generality of the foregoing, this waiver, release, and discharge includes any claim or right asserted or which could have been asserted by Executive against the Company and/or any of the Company Releasees based upon or arising under any federal, state or local tort, fair employment practices, equal opportunity, or wage and hour laws, including, but not limited to, the common law of the State of New York and the State of New Jersey, Title VII of the Civil Rights Act of 1964, the New York State Human Rights Law, the New York City Human Rights Law, the Americans with Disabilities Act, the Age Discrimination in Employment Act, 42 U.S.C. Section 1981, the Older Workers Benefit Protection Act, the Equal Pay Act of 1963, the Fair Labor Standards Act of 1938, the New York Labor Law, the New Jersey Law Against Discrimination, the New Jersey Wage and Hour Law, the New Jersey Family Leave Act, the New Jersey Conscientious Employee Protection Act, and the Employee Retirement Income Security Act of 1974, including all amendments thereto.  Notwithstanding the generality of the foregoing, nothing in this Agreement constitutes a release or waiver by Executive of (i) any claim or right that may arise after the Termination Date, (ii) any claim or right Executive may have under this

Agreement, (iii) Executive’s right to receive benefits under the Company’s 401(k), employee benefit plans or pension plans, if any, that either (A) have accrued or vested prior to the Termination Date or (B) are intended, under the terms of such plans, to survive Executive’s separation from the Company, (iv) any benefits that are due or may be due to Executive under any health, dental, vision, medical, flex and welfare plan of the Company in which Executive was a participant on or prior to the Termination Date, (v) any rights in or to equity awards that are vested as of the Termination Date, or (vi) any claim or right that Executive may have pursuant to the Indemnification Agreement, under Section 15(g) of the Employment Agreement or to indemnification, advancement, defense or reimbursement pursuant to any applicable directors’ and officers’ liability insurance policies or any similar insurance policies, the Bylaws or applicable law.

(b)                                 Representations; Covenant Not to Sue.

(i)                                     Executive hereby represents and affirms that (A) neither Executive nor any person, organization or entity acting on his behalf has commenced, maintained, prosecuted, or participated in any complaint, claim or action against the Company or any of the Company Releasees, in any court or before any administrative, investigative or arbitral body or agency, (B) that to the best of Executive’s knowledge and belief, there is no outstanding claim or demand for relief against the Company or any of the Company Releasees by Executive or any person, organization, or entity acting on the Executive’s behalf, and (C) that neither Executive nor any person, organization or entity acting on his behalf will in the future commence, maintain, prosecute or participate in any complaint, claim of any nature or description or action, against the Company or any of the Company Releasees for any claim released herein in any court or before any administrative, investigative or arbitral body or agency.

(ii)                                  The Company hereby represents and affirms that (A) neither Company nor any person, organization or entity acting on the Company’s behalf has commenced, maintained, prosecuted, or participated in any complaint, claim or action against Executive or any of the Executive Releasees (as defined below), in any court or before any administrative, investigative or arbitral body or agency, (B) that to the best of the Company’s knowledge and belief, there is no outstanding claim or demand for relief against Executive or any of the Executive Releasees by the Company or any person, organization, or entity acting on the Company’s behalf, and (C) that neither the Company nor any person, organization or entity acting on its behalf will in the future commence, maintain, prosecute or participate in any complaint, claim of any nature or description or action, against the Executive or any of the Executive Releasees for any claim released herein in any court or before any administrative, investigative or arbitral body or agency.

(iii)                               Notwithstanding the foregoing, this Section 6(b) does not extend to those rights which as a matter of law cannot be waived.

(c)                                  No Admission of Liability.  Neither this Agreement nor anything contained herein shall constitute or be used or construed as an admission or evidence of any liability or wrongdoing whatsoever by or attributable to Executive, any of the Executive Releasees, the Company or any of the Company Releasees.  The Company and the Company

Releases, on the one hand, and Executive and the Executive Releasees, on the other hand, deny any liability whatsoever to the other party and/or that the Company and the Company Releases, on the one hand, and Executive and the Executive Releasees, on the other hand, have violated any agreement with the other party or any duty or obligation owed the other party, derived from any source whatsoever, whether statutory, regulatory, contractual or otherwise.  Neither this Agreement nor anything contained herein shall be introduced in any proceeding in any forum of any nature or description, except to enforce this Agreement or to defend against any claim relating to the subject matter of the releases contained herein, or as required by court order, subpoena or other legal process.

(d)                                 Company Releases. Except as otherwise set forth in this Agreement, in consideration of and in return for the promises and covenants undertaken in this Agreement, and for other good and valuable consideration, receipt of which is hereby acknowledged, except as noted below, the Company and its predecessors, parents, subsidiaries, affiliates, divisions, related companies and business concerns, directors, officers, agents, and attorneys, past and present, (collectively referred to as the “Company Releasors”) do hereby acknowledge full and complete satisfaction of and do hereby release, absolve and discharge Executive and each of Executive’s heirs, estate and successors in interest (collectively referred to as the “Executive Releasees”) from any and all Claims, of whatever kind or nature, in law or in equity, by contract, tort or pursuant to federal, state or local statute, regulation, ordinance or common law (collectively, the “Company Claims”), which any of the Company Releasors now owns or holds or has at any time owned or held as against the Executive Releasees, or any of them, from the beginning of time until the Termination Date, including specifically but not exclusively and without limiting the generality of the foregoing, any and all Company Claims (i) arising out of Executive’s employment with the Company, resignation or termination of Executive’s positions as described in Section 1 or cessation of Executive’s employment with the Company or (ii) arising out of or in any way connected with any claim, loss, damage or injury whatsoever resulting from any act or omission by or on the part of Executive Releasees, or any of them, committed or omitted on or before the Termination Date, in each case, other than any claims for misappropriation of Company assets or funds by Executive that the Company or any of the Company Releasors does not know of, and does not have reason to know of, as of the date of this Agreement.  Notwithstanding the generality of the foregoing, nothing in this Agreement constitutes a release or waiver by any Company Releasor of (A) any Company Claim for misappropriation of Company assets or funds by Executive that the Company or any of the Company Releasors does not know of, and does not have reason to know of, as of the date of this Agreement, (B) any claim or right that may arise after the Termination Date, (C) any claim or right that such Company Releasor may have under this Agreement or (D) any Company Claim that as a matter of law cannot be released.

7.                                      Return of Company Property.  Prior to or on the Effective Date, or at any other time as may be requested by the Company, Executive shall (a) deliver to the Company all keys, credit cards, if any, ID cards, and any laptops, phones or other electronic devices issued or provided by the Company, (b) return or destroy any and all original and duplicate copies of all his work product and of files, calendars, books, records, notes, notebooks, manuals, computer disks, diskettes, hard-drives, flash-drives, and any other magnetic and other media materials he has in his possession or under his control which contains confidential or proprietary information of the Company; provided, however, that Executive may retain his laptop, iPad, iPhone, blackberry or other electronic device provided or issued to him by the Company, provided that Executive (i) permanently removes and deletes or causes to be permanently removed and deleted all confidential or proprietary information of the Company contained on each such device and (ii) provides the Company with an affidavit that he has complied with the foregoing clause (i) by July 13, 2018.  The Executive shall promptly return his company car following the Effective Date with no obligation for any remaining lease payments, damages (including for wear and tear), mileage charges or any surrender fees.

8.                                      Cooperation.

(a)                                 Executive Cooperation.  Executive hereby agrees that from and after the Termination Date and until December 31, 2018, Executive will be available, at reasonable times and for reasonable periods, not to exceed five (5) hours a week, to respond to inquiries from and provide information to the lead independent member of the Board of Directors of the Company with respect to matters in which Executive was personally involved during the term of his employment.  In addition, from and after the Termination Date, Executive shall reasonably cooperate with the Company and its affiliates, agents, accountants and attorneys in any internal investigation, any administrative, regulatory or judicial investigation or proceeding or any dispute with a third party as reasonably requested by the Company (including Executive being available to the Company upon reasonable notice for interviews, depositions and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments).  In the event the Company requires Executive’s cooperation in accordance with this Section 8, the Company shall reimburse Executive for reasonable and documented costs and expenses (including lodging and meals and attorney’s fees and expenses) incurred by Executive in connection with the performance of Executive’s obligations under this Section 8.

(b)                                 Company Cooperation.  The Company will direct Executive’s former administrative assistant to permanently remove and delete from her computer all of Executive’s user names, passwords and other log-in credentials for Executive’s personal accounts stored on her computer and will provide Executive with an affidavit executed by such person that such records have been permanently removed and deleted from her computer.  The Company will make suitable arrangements for assisting Executive with forwarding Executive’s personal emails sent to his Company email address, changing the log-in details for his laptop, iPad, iPhone, blackberry or other electronic devices provided to him by the Company, changing the delivery address for any subscriptions that the Company has prepaid for Executive, and similar logistical matters.  To the extent that the Company has prepaid for any subscriptions or dues for Executive, the Company will not cancel such subscriptions or seek any refund of any dues, and Executive shall remain entitled to receive or have the benefit of items at no cost or expense to the Executive.

9.                                      Additional Covenants.

(a)                                 Executive Non-disparagement.  Executive agrees that Executive will not in any way disparage the name or reputation of the Company or any of the Company Releasees, including, without limitation, by (i) making any derogatory or negative remarks about the Company or any of the Company Releasees or (ii) making any remarks about any disputes Executive has had with the Company or the Company Releasees, except (A) as and to the extent may be required by judicial or administrative order or legal process, including if testifying truthfully under oath pursuant to any lawful court order or subpoena, (B) in responding to any request of, or in discussions with, the Board of Directors of the Company or its members or designees or (C) as otherwise required by law (“Required Disclosure”); provided that Executive shall provide to the Company prior notice of a Required Disclosure as far in advance as reasonably practicable under the circumstances (unless prohibited by law), so that the Company may intervene, appear or otherwise object to such Required Disclosure, including by requesting a confidential hearing or confidential treatment, at the Company’s sole expense.  For the avoidance of doubt, remarks by Executive about the real estate markets in which the Company operates shall not be considered derogatory or negative to or about the Company and will not be restricted by the terms of this Section 9(a).

(b)                                 Company Non-disparagement.   The Company agrees that the Company and its senior executive officers will not in any way disparage the name or reputation of Executive, including by (i) making any derogatory or negative remarks about Executive or any of the Executive Releasees or (ii) making any remarks about any disputes that the Company or any of the Company Releasees has had with Executive or the Executive Releasees, except in connection with Required Disclosure.  The Company agrees to inform its senior executive officers of the terms and provisions of this Section 9(b) and instruct such persons to comply with the provisions hereof.

(c)                                  Standstill.  During the period from the Termination Date until June 5, 2019, without the Company’s prior written consent, Executive shall not, himself or through any affiliate, representative or other person, acting alone or as part of a “group” (within the meaning of Section 13(d)(3) of the Securities and Exchange Act of 1934, as amended), directly or indirectly, (i) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (A) any acquisition of all or substantially all of the securities (or beneficial ownership thereof) or assets of the Company or any of its subsidiaries, (B) any tender or exchange offer or merger or other business combination involving the Company or any of its subsidiaries, (C) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries, or (D) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) with respect to any securities of the Company, including without limitation to vote any securities of the Company (except in the normal course of Executive voting his securities held in the Company) or to provide or withhold consents or agent designations with respect to any securities of the Company, (ii) form, advise, join or in any way participate in a group in connection with the types of matters set forth in (i) above, (iii) otherwise act, alone or in concert with others, to seek to control or influence the management, board of directors or policies of the Company or any of its subsidiaries, (iv) take any action which might force the Company to make a public announcement regarding any of the types of matters set forth in (i) above, (v) publicly announce any intention, plan or arrangement inconsistent with the foregoing, or (vi) enter into any discussions, arrangements or agreements with any third party relating to any of the foregoing.  Executive also agrees during such period not to request that the Company or its directors, officers, employees or agents, directly or indirectly, amend or waive any provision of this Section 9(c) (including this sentence), except for private requests that would not reasonably be expected to require the Company to make a public announcement regarding such request.

(d)           Acknowledgements.  Each party hereby acknowledges and agrees that (i) the party’s obligation to comply with the restrictions set forth in this Section 9 shall be independent of any obligation owed to the party by the other party (whether under this Agreement or otherwise); (ii) no claim by one party against the other party (whether under this Agreement or otherwise) shall constitute a defense to the enforcement by the other party or its affiliates of the restrictions set forth in this Section 9, and (iii) the restrictions imposed under this Section 9 are reasonably necessary for the protection of the each party and its goodwill, confidential information and other legitimate business interests, and do not impose a greater restraint than necessary to provide such protection.

10.          Section 409A.  The parties hereby agree that the amounts and benefit payable hereunder are either exempt from or compliant with Section 409A of the Code and the Treasury Regulations and other guidance promulgated thereunder (“Section 409A”), and that the parties shall not, and shall cause their affiliates, successors and assigns not to, take any position inconsistent with such agreement for any reporting purposes, whether internal or external.  This Agreement will be construed and administered to preserve the exemption from Section 409A, and the guidance thereunder of payments that qualify as short-term deferrals pursuant to Treas. Reg. §1.409A-1(b)(4) in respect of the Separation Payments provided for under Section 2.  Notwithstanding anything in this Agreement to the contrary, any payments or benefits due hereunder that constitute non-exempt “deferred compensation” (as defined in Section 409A) that are otherwise payable by reason of Executive’s termination of service will not be paid or provided to Executive until Executive has undergone a “separation from service” (as defined in Section 409A), which the parties agree shall occur on the Termination Date.  If, and only if, Executive is a “specified employee” (as defined in Section 409A) and a payment or benefit provided for in this Agreement would be subject to additional tax under Section 409A if such payment or benefit is paid within six (6) months after Executive’s separation from service, then such payment or benefit shall not be paid (or commence) during the six-month period immediately following Executive’s separation from service, except as provided in the immediately following sentence.  In such an event, any payment or benefits that otherwise would have been made or provided during such six-month period and that would have incurred such additional tax under Section 409A shall instead be paid to Executive in a lump-sum cash payment on the date that is six (6) months after Executive’s separation from service or, if earlier, within five (5) days following the date of Executive’s death.  Executive’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A.  If Executive is entitled to any reimbursement of expenses or in-kind benefits that are includable in Executive’s federal gross taxable income, the amount of such expenses reimbursable or in-kind benefits provided in any one calendar year shall not affect the expenses eligible for reimbursement or the in-kind benefits to be provided in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. Executive’s right to reimbursement of expenses or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

11.          Public Announcement.  Executive shall have the right to review and approve (such approval not to be unreasonably withheld, conditioned or delayed) any press release or other public announcement made by the Company in connection with the execution of this Agreement and matters relating to this Agreement; provided, that the announcement(s) set forth on Exhibit B attached hereto are approved by Executive.  Without the consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed), neither the Company nor Executive shall make any public announcement concerning Executive’s employment with or termination of employment from the Company, provided that neither party shall be precluded from providing truthful testimony in a court of law, truthful statements to a government official, regulatory or law enforcement agency or pursuant to voluntary requests by SEC staff or a properly issued subpoena, or from making any disclosures required by applicable law or stock exchange rules.

12.          Miscellaneous Provisions.

(a)           Office Items and Pictures.    The Company shall arrange, at the Company’s expense, for the shipping to Executive’s home address of (a) the Executive’s personal items, books, pictures and papers in his office and (b) the various pieces of personal artwork in or around Executive’s office and in the Company’s Parsippany, New Jersey office.

(b)           Effective Date.  This Agreement shall become effective (the “Effective Date”) upon the expiration of the revocation period specified in Section 12(j)(v), provided this Agreement has not previously been revoked in whole or in part.

(c)           Governing Law; Jurisdiction.  This Agreement and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and shall be governed by, the laws of the State of New Jersey, without regard to principles of conflict of laws.  The parties hereby consent to the exclusive jurisdiction of the state and federal courts of New Jersey for the resolution of any disputes regarding the terms and subject matter of this Agreement.

(d)           Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

(e)           Entire Agreement.  Except as otherwise specifically provided in this Agreement, this Agreement constitutes and contains the entire agreement and understanding between Executive and the Company concerning the subject matters addressed herein and supersedes and replaces all prior negotiations and all agreements, proposed or otherwise, whether written or oral, concerning the subject matter hereof (including, without limitation, the Employment Agreement and the Award Agreements).

(f)            Severability.  If any provision of this Agreement is held invalid, such invalidation shall not affect other provisions of this Agreement and, to this end, the provisions of this Agreement are declared to be severable; provided, however, that if, pursuant to any action brought by Executive, the release set forth in Section 6(a) or any part thereof is declared or adjudged invalid or unenforceable for any reason and, as a result, a claim covered by and released in Section 6(a) (had Section 6(a) or part thereof not been declared or adjudged invalid or unenforceable) is brought by Executive against the Company, the entire Agreement shall be a nullity and all consideration provided in this Agreement shall be repaid by Executive to the Company.

(g)           Amendments.  This Agreement cannot be amended or modified except in writing signed by each of the parties hereto.

(h)           Cooperation in Drafting.  Each party has cooperated in the drafting and preparation of this Agreement.  Hence, in any construction or interpretation of this Agreement or any provision thereof, the same shall not be construed against any party on the basis that such party was the drafter.

(i)            No Mitigation; No Offset.  Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due Executive under this Agreement on account of any compensation attributable to any subsequent employment that he may obtain.

(j)            Acknowledgments.  Executive hereby acknowledges as follows:

(i)            he has been advised to consult with an attorney before signing this Agreement;

(ii)           he has obtained independent legal advice from an attorney of his choice with respect to this Agreement;

(iii)          he freely, voluntarily and knowingly entered into this Agreement after due consideration;

(iv)          he has had a minimum of twenty-one (21) days to review and consider this Agreement;

(v)           he has a right to revoke this Agreement by notifying Gary Wagner, General Counsel and Secretary, at Mack-Cali Realty Corporation, Harborside 3, 210

Hudson Street, Suite 400, Jersey City, NJ 07311, in writing, no later than June 21, 2018; and

(vi)          in exchange for his waivers, releases and commitments set forth herein, including his waiver and release of all claims arising under the Age Discrimination in Employment Act, the payments, benefits and other considerations that he is entitled to receive pursuant to this Agreement exceed any payment, benefit or other thing of value to which he would otherwise be entitled, and are just and sufficient consideration for the waivers, releases and commitments set forth herein.

(i)            Assignment; Successors and Assigns.  Executive hereby agrees that he may not, directly or indirectly sell or otherwise assign any of his rights, benefits or obligations under this Agreement and that any attempt to do so shall be null and void.  Executive further covenants and agrees that he has not assigned or otherwise transferred any claim released in this Agreement, in whole or party, to any person or entity.  This Agreement and the Release shall inure to the benefit of and shall be binding upon the Company and/or the Company Releasees and all their respective successors and assigns, and any entity with which they may merge or consolidate or to which they may sell all or substantially all their or its assets.

(j)            Counterparts.  This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original.  Photographic and facsimiled copies of such signed counterparts may be used in lieu of the originals for any purpose.

(k)           Section Headings.  The section or other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of any provisions of this Agreement.

13.   Indemnification Agreement.  For avoidance of doubt, the Indemnification Agreement (including Executive’s right to be covered under the Company’s directors’ and officers’ liability insurance policies under Section 8 of the Indemnification Agreement) and Executive’s right to indemnification under Section 15(g) of the Employment Agreement shall survive the execution and effectiveness of this Agreement and the exhibits hereto.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have caused this Agreement to be executed as of the date first above written.

Executive:

/s/ Mitchell E. Rudin
Mitchell E. Rudin

Company:

MACK-CALI REALTY CORPORATION

By:	/s/ Gary T. Wagner
Name: Gary T. Wagner
Title: General Counsel and Secretary

SCHEDULE I

VESTED AWARDS

Type of Equity Award	Number of Shares	Expiration Date
Price-Vesting Options	200,000	June 5, 2025
Time-Vesting Options	200,000	June 5, 2025
RSUs	3,863 (1)	n/a
PSUs	34,760 (2)	n/a

(1)                                 Includes 6,750 shares of Common Stock representing the Vested RSUs, plus 80 shares of Common Stock representing dividend equivalents in respect of the Vested RSUs from the applicable grant date through the Termination Date, minus 2,967 shares of Common Stock of the Company forfeited by Executive in payment of withholding taxes due with respect to the vesting of the Vested RSUs (after deducting $5.11 in cash due Executive in lieu of the 0.26 fractional shares).

(2)                                 Includes 56,325 shares of Common Stock representing the Vested PSUs, plus 5,146 shares of Common Stock representing dividend equivalents in respect of the Vested PSUs from the applicable grant date through the Termination Date, minus 26,711 shares of Common Stock of the Company forfeited by Executive in payment of withholding taxes due with respect to the vesting of the Vested PSUs (after deducting $18.67 in cash due Executive in lieu of the 0.95 fractional shares).

EXHIBIT A

RELEASE

Reference is made to that certain Separation and General Release Agreement, dated as of June 14, 2018 (the “Agreement”), by and between Mack-Cali Realty Corporation, a Maryland corporation (the “Company”), and Mitchell E. Rudin (“Executive”).  Capitalized terms used in this Release and not defined herein shall have the meaning assigned to them in the Agreement.

In further consideration of the covenants undertaken pursuant to the Agreement, including, without limitation, the payments and benefits described in the Agreement, Executive hereby waives, releases and forever discharges the Company and any of its predecessors, parents, subsidiaries, affiliates, and related companies, and all of its or their respective past and present parents, subsidiaries and affiliates, and all of their respective past and present employees, directors, officers, members, attorneys, representatives, insurers, agents, shareholders, successors, and assigns (individually and collectively, the “Company Releasees”), from and with respect to any and all legally waivable claims, liabilities, obligations, grievances, injuries, controversies, agreements, covenants, promises, debts, accounts, actions, causes of action, suits, arbitrations, sums of money, attorneys’ fees, costs, damages, or any right to any monetary recovery or any other personal relief, whether known or unknown, in law or in equity, by contract, tort or pursuant to federal, state or local statute, regulation, ordinance or common law, which Executive now has, or ever had, based upon or arising from any fact or set of facts, whether known or unknown to Executive, from the beginning of time until the Termination Date.  Without limiting the generality of the foregoing, this waiver, release, and discharge includes any claim or right asserted or which could have been asserted by Executive against the Company and/or any of the Company Releasees based upon or arising under any federal, state or local tort, fair employment practices, equal opportunity, or wage and hour laws, including, but not limited to, the common law of the State of New York and the State of New Jersey, Title VII of the Civil Rights Act of 1964, the New York State Human Rights Law, the New York City Human Rights Law, the Americans with Disabilities Act, the Age Discrimination in Employment Act, 42 U.S.C. Section 1981, the Older Workers Benefit Protection Act, the Equal Pay Act of 1963, the Fair Labor Standards Act of 1938, the New York Labor Law, the New Jersey Law Against Discrimination, the New Jersey Wage and Hour Law, the New Jersey Family Leave Act, the New Jersey Conscientious Employee Protection Act, and the Employee Retirement Income Security Act of 1974, including all amendments thereto.

Notwithstanding the generality of the foregoing, nothing herein constitutes a release or waiver by Executive of (i) any claim or right that may arise after the Termination Date, (ii) any claim or right Executive may have under the Agreement, (iii) Executive’s right to receive benefits under the Company’s 401(k), employee benefit plans or pension plans, if any, that either (A) have accrued or vested prior to the Termination Date or (B) are intended, under the terms of such plans, to survive Executive’s separation from the Company, (iv) any benefits that are due or may be due to Executive under any health, dental, vision, medical, flex and welfare plan of the Company in which Executive was a participant on or prior to the Termination Date, (v) any rights in or to equity awards that are vested as of the Termination Date, or (vi) any claim or right that Executive may have pursuant to the Indemnification Agreement, under Section 15(g) of the

Employment Agreement or to indemnification, advancement, defense or reimbursement pursuant to any applicable directors’ and officers’ liability insurance policies or any similar insurance policies, the Bylaws or applicable law.

Executive acknowledges that he has a right by written notice to the Company delivered to Gary Wagner, General Counsel and Secretary, at Mack-Cali Realty Corporation, Harborside 3, 210 Hudson Street, Suite 400, Jersey City, NJ 07311, to revoke this Release within seven (7) days after delivery thereof, which revocation shall result in the consequences set forth in the Agreement, including, without limitation, Section 5 thereof.

Dated:
Mitchell E. Rudin

EXHIBIT B

ANNOUNCEMENTS

Mack-Cali Announces Departure of Michell E. Rudin

Jersey City, New Jersey— June 15, 2018 — Mack-Cali Realty Corporation (NYSE: CLI) (the “Company” or “Mack-Cali”) today announced the departure of Mitchell E. Rudin. Mr. Rudin served as Chief Executive Officer from June 2015 until he was appointed Vice Chairman of the Company in April 2017.  Mr. Rudin will be leaving Mack-Cali to pursue other opportunities.

Michael J. DeMarco, Mack-Cali’s Chief Executive Officer, stated, “All of us here at Mack-Cali would like to thank Mitch for his hard work and contributions to the strategic repositioning of Mack-Cali.  Our success to date has been a team effort, in which he played an integral part.  I wish him all the best in his future endeavors.”

About Mack-Cali Realty Corporation

Mack-Cali Realty Corporation is a fully integrated, self-administered, self-managed real estate investment trust (REIT) providing management, leasing, development, and other tenant-related services for its two-platform operations of waterfront and transit-based office and luxury multi-family assets. Mack-Cali provides its tenants and residents with the most innovative communities that empower them to re-imagine the way they work and live.

Additional information on Mack-Cali Realty Corporation and the commercial real estate properties and multi-family residential communities available for lease can be found on the Company’s website at www.mack-cali.com.

Statements made in this press release may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “potential,” “projected,” “should,” “expect,” “anticipate,” “estimate,” “target,” “continue,” or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate, and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading “Disclosure Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Reports on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q, which are incorporated herein by reference. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

For further information please contact:

Michael J. DeMarco	Deidre Crockett
Mack-Cali Realty Corporation	Senior Vice President, Corporate Communications and
Chief Executive Officer	Investor Relations
(732) 590-1589	Mack-Cali Realty Corporation
mdemarco@mack-cali.com	(732) 590-1025
dcrockett@mack-cali.com